Exhibit 99.42

LINE OF CREDIT LENDER JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is made as of July 13, 2017, by and among the undersigned (the “New Line of Credit Lender”), Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”), and Kmart Corporation, a Michigan corporation (“Kmart”, and together with SRAC, the “Borrowers”), and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator under the Credit Agreement referred to below (the “Agent”), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H :

A.	Reference is made to that certain Second Lien Credit Agreement, dated as of September 1, 2016, as amended by that certain First Amendment to Second Lien Credit Agreement, dated as of July 7, 2017 (as such may have been further amended, modified, supplemented or restated, the “Credit Agreement”), by and among, among others, Holdings, the Borrowers and the Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

B.	The undersigned New Line of Credit Lender desires to become a party to the Credit Agreement, and to be bound by the terms of the Credit Agreement and the other Loan Documents, so that it may from time to time make Line of Credit Loans to the Borrowers on the terms set forth in the applicable Line of Credit Loan Proposal.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Joinder and Assumption of Obligations. Effective as of the Joinder Effective Date (as defined below) and subject to the terms and conditions set forth in this Joinder and in the Credit Agreement, the New Line of Credit Lender acknowledges and agrees:

a.	to join in the execution of, and become a party to, the Credit Agreement as a Line of Credit Lender, as indicated with its signature below;

b.	to be bound by all representations, warranties, covenants, agreements, liabilities and acknowledgments of a Line of Credit Lender under the Credit Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Line of Credit Lender was a signatory to the Credit Agreement and the other Loan Documents and was expressly named as a Line of Credit Lender therein;

c.	to have all rights and obligations of a Line of Credit Lender under the Credit Agreement and other Loan Documents.

2.	New Line of Credit Lender Acknowledgement.

a.	The New Line of Credit Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, including making or not making Line of Credit Loans from time to time; (iii) effective as of the date hereof, appoints and authorizes the Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) effective as of the date hereof, agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Line of Credit Lender; and (v) specifies as its lending office (and address for notices) the office set forth beneath its signature below.

b.	The New Line of Credit Lender further acknowledges and agrees that the Agent and the other Credit Parties: (i) make no representations or warranties and assume no responsibility with respect to any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (ii) make no representation or warranty and assume no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto.

3.	Conditions Precedent to Effectiveness. This Joinder shall become effective on the date (the “Joinder Effective Date”) when it has been duly executed by each of the parties hereto and the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

4.	Miscellaneous.

a.	This Joinder may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder.

b.	This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.	Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.	The New Line of Credit Lender confirms that it has consulted with independent legal counsel of its selection in connection with this Joinder and is not relying on any representations or warranties of the Agent or the Lenders or their counsel in entering into this Joinder.

e.	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF BUT INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered as of the date first set forth above.

JPP, LLC, as Line of Credit Lender

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Authorized Signatory

c/o ESL Investments, Inc. 1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention: Edward S. Lampert, CEO

JPP II, LLC, as Line of Credit Lender

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Authorized Signatory

c/o ESL Investments, Inc. 1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention: Edward S. Lampert, CEO

HOLDINGS:

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Chief Financial Officer

BORROWERS:

KMART CORPORATION

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Controller and Head of Capital
Market Activities

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Robert A. Riecker
Name:	Robert A. Riecker
Title:	Vice President, Finance